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                                                                   EXHIBIT 12(B)





                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements



                                                      For Nine Months Ended
                                                        September 30, 1998
                                                      ----------------------
                                                  (In thousands, except ratio)


       Net income                                                $  3,018

       Fixed charges:
              Advisory fees                                            94

       Total fixed charges                                             94

       Earnings before fixed charges                                3,112

       Fixed charges, as above                                         94

       Preferred stock dividend requirements                        2,042

       Fixed charges including preferred stock dividends            2,136

       Ratio of earnings to fixed charges and preferred
              stock dividends requirements                           1.46